Exhibit 99.1

NEWS RELEASE

BIOFUEL ANNOUNCES RECORD DATE FOR RIGHTS OFFERING, AGGREGATE SIZE OF RIGHTS OFFERING AND RECORD DATE FOR SPECIAL MEETING OF THE STOCKHOLDERS

DENVER, COLORADO – December 17, 2010 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, today announced that its board of directors has set December 27, 2010 as the record date for determination of the stockholders of BioFuel Energy Corp. (the “Company”) entitled to receive subscription rights in the Company’s previously announced rights offering.

On or about December 27, 2010, the Company will distribute at no charge to its record holders of common stock as of 5:00 p.m., New York City time, on the record date, non-transferable subscription rights to purchase depositary shares representing shares of series A non-voting convertible preferred stock of the Company.  The subscription rights will be distributed pro rata to the holders of common stock based on the number of shares of common stock held on the record date, with each share of common stock entitling the holder to receive approximately 2.52 subscription rights.  Each subscription right will permit the holder of such right to acquire, at a rights price equal to $0.56 per depositary share, one depositary share under the basic subscription privilege.  Each subscription right will also provide an over-subscription privilege that will entitle the holder of the subscription right to subscribe for an additional amount of depositary shares equal to up to 100% of the depositary shares for which the holder was otherwise entitled to subscribe.  The series A non-voting convertible preferred stock will, following the stockholder approval discussed below, automatically convert into shares of common stock.  As a result of that conversion, each depositary share shall entitle the holder thereof to receive one share of common stock.  Upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share will be automatically cancelled and have no further value.  The subscription rights will expire and have no value if they are not exercised by 5:00 p.m., New York City time, on January 28, 2011, the expiration date for the rights offering.

The Company is a holding company and its sole asset is its membership interest in BioFuel Energy, LLC (the “LLC”).  Concurrent with the rights offering, the LLC will conduct a private placement.  The LLC’s concurrent private placement has been structured so as to provide the holders of membership interests in the LLC (other than the Company), whose interests are exchangeable on a one-for-one basis for shares of the Company’s common stock, with a private placement that is economically equivalent to the rights offering.

The aggregate size of the rights offering and the LLC’s concurrent private placement will be $46,000,000, which the Company intends to use to repay its bridge loan facility and subordinated debt and to make certain other payments.  The rights offering and the LLC’s concurrent private placement are subject to certain conditions and possible reductions.

In addition, the Company’s board of directors has also set December 27, 2010 as the record date for determination of the stockholders of the Company entitled to notice of, and to vote at, a special meeting of the stockholders to be held on February 2, 2011.  At the special meeting, the Company will seek stockholder approval of (1) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 140,000,000 and class B common stock from 50,000,000 to 75,000,000 and (2) (i) the issuance of all shares of common stock issuable upon the conversion of all shares of series A non-voting convertible preferred stock underlying the depositary shares purchased in connection with the rights offering and related transactions, (ii)(A) the issuance of all shares of class B common stock issuable upon the conversion of all preferred membership interests and class B preferred membership interests (if any) in the LLC that holders of membership interests in the LLC (other than the Company) purchase in the LLC’s concurrent private placement and related transactions and (B) the issuance of all shares of common stock issuable upon the elective exchange of membership interests in the LLC received by such persons following the conversion of all preferred membership interests in the LLC and (iii) the issuance of warrants (if issued pursuant to the terms of the Company’s bridge loan facility) and of all shares of common stock issuable upon the exercise of the warrants assuming that such warrants are issued.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission that registers the subscription rights, the depositary shares, the series A non-voting convertible preferred stock underlying the depositary shares and the common stock issuable upon conversion of the series A non-voting convertible preferred stock.  Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Okapi Partners LLC, the information agent for the rights offering, at (877) 869-0171.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K. Readers are directed in particular to the Company’s disclosures concerning liquidity matters and going concern considerations contained in our most recent Quarterly Report on Form 10-Q.

The Company currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

###

Contact:	Kelly G. Maguire	For more information:
	Executive Vice-President &	www.bfenergy.com
Chief Financial Officer
(303) 640.6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 •  www.bfenergy.com